EXHIBIT 99.1

PRESS RELEASE ISSUED OCTOBER 24, 2006

☐NEWS☐

FOR RELEASE: October 24, 2006

PetroHunter Energy Corporation Announces Signing Letter of Intent With Galaxy Energy Corporation Related to the Purchase of Oil and Gas Properties in the Powder River Basin

Denver, Colo. – October 24, 2006 – PetroHunter Energy Corporation (“PetroHunter” or the “Company”) (OTC BB: PHUN) has signed a non-binding letter of intent with Galaxy Energy Corporation (“Galaxy”) and Dolphin Energy Corporation (“Dolphin”) under which the parties agree to negotiate and attempt to reach final agreement for the purchase of all of Galaxy’s and Dolphin’s oil and gas interests in the Powder River Basin of Wyoming and Montana. Dolphin is a wholly-owned subsidiary of Galaxy (AMEX: GAX).

Dolphin owns an average 86% working interest in 197 oil and gas wells in the Powder River Basin. Twenty-two wells are currently selling gas at an average rate of 850,000 cubic feet a day. The remaining wells are in various stages of dewatering, shut-in waiting on pipeline, or waiting to be completed.

Under the letter of intent, signed on October 23, 2006, PetroHunter has stated its intention to pay $45 million (US) to acquire Dolphin’s interest, with $20 million to be paid in cash and $25 million to be paid in PetroHunter common stock. The parties have committed to negotiate and attempt to enter into a Purchase and Sale Agreement (“PSA”) within the next thirty days. The PSA will be subject to PetroHunter obtaining financing on terms acceptable to PetroHunter, approval by Galaxy’s senior lenders, and various other terms and conditions.

About PetroHunter Energy Corporation

PetroHunter, through the operations of its wholly owned subsidiary, PetroHunter Operating Company, is a global oil and gas exploration and production company with primary assets consisting of an undivided 50% working interest in various oil and gas leases and related interests in oil and natural gas prospects, including approximately 250,000 net mineral acres in Colorado, Utah and Montana, and 7,000,000 net mineral acres in Australia. PetroHunter and MAB Resources LLC (“MAB”) are parties to an agreement under which PetroHunter has the right to acquire an undivided 50% working interest in oil and gas properties acquired by MAB, and, among other matters, PetroHunter must pay all acquisition and operating costs up to a specified amount. Under the MAB/PetroHunter agreement, MAB retains a 3% overriding royalty interest on PetroHunter’s 50% undivided interest in the properties. Each of the properties described above is subject to that agreement, with MAB being carried by PetroHunter for the first $25 million to $50 million of acquisition and operating costs that MAB would otherwise incur for that project.

Contacts:

PetroHunter Energy Corporation

Corporate Address

1875 Lawrence Street, Suite 1400

Denver Colorado 80202 USA

Phone 303 572 8900, Fax 303 572 8927

Kelly H. Nelson	Chairman and CEO
(801) 363-8303

Garry Lavold	President and COO

(303) 572-8900

Michael K. Lam	Corporate Development, North America

(416) 303-8810

Alexander Hubbard-Ford	Corporate Development, Europe

+44 (0) 79 8448 1541

Brad Long	Investor Relations

360-332-4013

866-795-3436

Investor Relations Contacts:

United States	CTA Public Relations
Bevo Beaven

Vice President/General Manager

(303) 665-4200

United Kingdom	4C-Burvale
Carina Corbett/John Carrick Smith
+44 (0) 20 7907 4761/0

Forward Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its divisions and subsidiaries, has little or no control. The Company undertakes no obligation to publicly update these forward-looking statements or to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company’s success may be more fully disclosed in the Company’s most recent filings with the U.S. Securities and Exchange Commission.

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